Exhibit 99.2

CITIGROUP MANAGED FUTURES LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2006

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

To the Board of Directors and Member of
Citigroup Managed Futures LLC:

We have audited the accompanying statement of financial condition of Citigroup Managed Futures LLC (the ‘‘Company’’) (a wholly owned subsidiary of Citigroup Global Markets Holdings Inc.) as of December 31, 2006.  This statement of financial condition is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Citigroup Managed Futures LLC as of December 31, 2006, in conformity with U.S. generally accepted accounting principles.

April 12, 2007
New York, New York

CITIGROUP MANAGED FUTURES LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Statement of Financial Condition
December 31, 2006

Assets
Investments in affiliated limited partnerships	$39,344,536
Receivables from affiliated limited partnerships	3,219,412
Receivables from other affiliates	55,046,237
Other assets	328
Total assets	$97,610,513

Liabilities and Member’s Capital
Accounts payable and accrued liabilities	$28,799
Payable to other affiliates	2,925,592
Total liabilities	2,954,391
Member’s capital	152,656,122
Less note receivable from member	(58,000,000)
Total member’s capital	94,656,122
Total liabilities and member’s capital	$97,610,513

See accompanying notes to statement of financial condition.

Purchasers of Units Will Acquire No Interest in Citigroup Managed Futures LLC

CITIGROUP MANAGED FUTURES LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Notes to Statement of Financial Condition
December 31, 2006

(1)  Organization

Citigroup Managed Futures LLC (the Company or CMF) is a wholly owned subsidiary of Citigroup Global Markets Holdings Inc. (CGMHI).  CGMHI is a wholly owned subsidiary of Citigroup Inc. (Citigroup).  The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

At December 31, 2006, the Company is the general partner for 23 domestic Limited Partnerships with total assets of $3,526,555,968, total liabilities of $106,611,235 and total partners’ capital of $3,419,944,733.  The Company has a general partner’s liability, which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to these Limited Partnerships.

The Limited Partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests.  The Company’s responsibilities as the general partner to these Limited Partnerships are described in the various limited partnership agreements.  The Company generally maintains an equity investment in the majority of Limited Partnerships.

The Company is also the trading manager for five offshore funds.  As trading manager to these offshore funds, the Company will select trading advisors who in the trading manager’s opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds.  For these services, the Company receives management fees.  The Company does not have an equity investment in these offshore funds.

(2)  Significant Accounting Policies

The statement of financial condition is prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition.  Estimates may vary from actual results.

Investments in Limited Partnerships are valued at the Company’s proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value.  The Limited Partnerships value positions at the closing market quotations and through other fair valuation procedures at each financial reporting period, including the last business day of the year.

Purchasers of Units Will Acquire No Interest in Citigroup Managed Futures LLC

CITIGROUP MANAGED FUTURES LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Notes to Statement of Financial Condition, continued
December 31, 2006

Under the terms of each of the limited partnership agreements for which CMF is a general partner, the Company is solely responsible for managing each of the partnerships.  Other responsibilities are disclosed in each limited partnership agreement.  The Company normally makes a capital contribution to each Limited Partnership. The limited partnership agreements generally require the general partner to maintain a cash investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) $25,000.  While CMF is the general partner thereof, the Company may not reduce its percentage interest in such Limited Partnerships to less than such required level, as defined in each limited partnership agreement.

Consistent with the limited partnership agreements, the Company had a net worth requirement which was effectively capped at the greater of $1,000,000 or the amount which the Company is advised by counsel as necessary or advisable to ensure the Limited Partnerships to which it is the general partner are taxed as partnerships for federal income tax purposes.  This requirement was met at December 31, 2006.

Receivables from affiliated Limited Partnerships pertain to management fees and other receivables for services rendered as well as amounts receivable as a result of the Company paying organization, offering and other costs on behalf of the Limited Partnerships.  Costs pertaining to organization and offering are reimbursed by the Limited Partnerships to the Company over a period varying from twelve to forty-eight months or as interest income is earned by a Limited Partnership in accordance with the Limited Partnership’s prospectus.  The offering costs reimbursable at December 31, 2006 were $481,793.  Repayment of these costs is not contingent upon the operating results of the Limited Partnerships.  In addition, as general partner, the Company earns monthly management fees from the Limited Partnerships as defined by the limited partnership agreements. Management fees receivable and other receivables at December 31, 2006 were $693,672 and $2,043,947, respectively, and are included in receivables from affiliated limited partnerships in the statement of financial condition.

(3)  Note Receivable from CGMHI

The note receivable from member consists of a $58,000,000 demand note dated June 22, 1994, which is non-interest bearing and is reflected as a reduction in member’s capital as of December 31, 2006.  The demand note was issued to the Company by CGMHI.

Purchasers of Units Will Acquire No Interest in Citigroup Managed Futures LLC

CITIGROUP MANAGED FUTURES LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Notes to Statement of Financial Condition, continued
December 31, 2006

(4)  Related Party Transactions

Substantially all transactions of the Company, including the allocation of certain income and expenses, are transacted with CGMHI, Limited Partnerships of which it is the general partner, and other affiliates.  Receivables from other affiliates on the Company’s statement of financial condition represents amounts due from Citigroup Global Markets Inc., a wholly owned subsidiary of CGMHI, for interest income receivable and other receivables, and which is partially offset by income taxes payable.

As the Company is a member of a group of affiliated companies, it is possible that the terms of certain related party transactions are not the same as those that would result from transactions among wholly unrelated parties.

(5)  Income Taxes

For tax purposes, the Company is disregarded as an entity separate from its owner since it is wholly owned by CGMHI.  Under a tax sharing agreement with CGMHI, the Company provides income tax expense, for financial reporting purposes, at an effective rate based on its expected share of Citigroup’s consolidated provision for income tax expense. The current receivable balance of $162,694 is included in the receivables from other affiliates balance on the Company’s statement of financial condition.

(6)  Member’s Capital

During the year, the Company did not declare a dividend.

(7)  Concentrations of Investment in Affiliated Limited Partnerships

Each investment in affiliated Limited Partnerships was less than 10% of the total assets of the Company as of December 31, 2006.

Purchasers of Units Will Acquire No Interest in Citigroup Managed Futures LLC